EXHIBIT 4.1

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”) is made by and between IA GLOBAL, INC., a Delaware corporation (the “Company”), and ________________________, a Japanese investor (the “Subscriber”).

The Company is offering for sale to the Subscriber, on the terms and conditions set forth below, a convertible promissory note of $______________, (the “Note”) that converts into shares (the “Shares”) of the common stock of the Company (the “Common Stock”) as discussed in 1.1.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

I.	NOTE SUBSCRIPTION; REPRESENTATIONS BY SUBSCRIBER

1.1       Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, the Note that converts into _________ shares of Common Stock at $.30 per share upon written request by the Subscriber any time after a registration statement for the Shares to be issued pursuant to the Note (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) is filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective until June 28 2008. On June 28, 2008, the Note is automatically converted into shares of Common Stock equal to 25% discount to the trailing five day average prior to June 28, 2008. The Note is to be funded by Subscriber by wire transfer to the Company by July 25 2005 in accordance with instructions to be given by the Company to the Subscriber. The Note pays a 7.5% interest payment per annum in cash. The Note will be issued to the Subscriber as soon as practicable after the receipt and collection by the Company of payment for the Note and satisfaction of the conditions set forth in Section 2.3 hereof.

1.2       The Subscriber recognizes that the purchase of the Note entails elements of risk in that (i) it may not be able to readily liquidate its investment; (ii) transferability is restricted; and (iii) in the event of a disposition, it could sustain the loss of its entire investment.

1.3       The Subscriber represents that it is neither a citizen, resident or domiciliary of the United States of America, its territories or possessions, nor of the Commonwealth of Puerto Rico.

1.4       The Subscriber acknowledges that it has prior investment experience such that it is able to evaluate the merits and risks of an investment in the Company, or that it has employed the services of an investment advisor to read the Disclosure Documents (as hereinafter defined) and to evaluate the merits and risks of such an investment on its behalf; that it recognizes the speculative nature of this investment; and that it is able to bear the economic risk it hereby assumes. The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2005, (iii) Current Reports on Form 8-K, and (iv) other documents as filed with the SEC, are collectively referred to as the “Disclosure Documents.” The Subscriber acknowledges that it or its representative(s) have read the Disclosure Documents. The Subscriber also acknowledges that it and its representative(s) have been afforded the opportunity to make, and has made, all inquiries as it and its representatives deemed appropriate with respect to the Company’s affairs and prospects.

1.5       The Subscriber hereby acknowledges that (i) the Note and Shares for which the Note is convertible have not been approved by the American Stock Exchange (“AMEX”) or reviewed by the SEC by reason of the Company’s intention that the Offering be a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof; (ii) the issuance of the Shares upon conversion of the Note has not been qualified under any state securities laws on the grounds that the sale of the Note and the conversion thereof into the Shares contemplated hereby are exempt there from; and (iii) the foregoing exemptions are predicated on the Subscriber’s representations set forth herein. The Subscriber represents that the Note is being purchased for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof, within the meaning of the Act or applicable state securities laws. The Subscriber understands that the Note, upon issuance, will not be registered under the Act and may be required to be held indefinitely unless it is subsequently registered under the Act, or an exemption from such registration is available.

1.6       The Subscriber represents that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act.

1.7       The Subscriber acknowledges that the certificate representing the Note shall bear a legend in substantially the following form:

“The Note represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of to any person or entity who is a citizen, resident or domiciliary of the United States of America, its territories or possessions, or of the Commonwealth of Puerto Rico, unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

1.8       The Subscriber represents that it has the full right, power and authority to enter into and perform the Subscriber’s obligations hereunder, and this Agreement constitutes a valid and binding obligation of the Subscriber enforceable in accordance with its terms, except that (i) any enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

II.	REPRESENTATION AND WARRANTIES BY THE COMPANY

The Company represents and warrants to the Subscriber as follows:

2.1       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct the business which it presently conducts. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except for such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the results of operations, business affairs or business prospects of the Company.

2.2       The execution, delivery and performance of this Agreement by the Company (a) has been duly authorized and approved by the Board of Directors of the Company and all other necessary corporate action on the part of the Company in connection therewith has been taken and (b) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (i) the charter documents or by-laws of the Company, (ii) any material contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject or (iii) any law, administrative regulation or court decree applicable to or binding upon the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except that (x) any enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

2.3       The Note, and the issuance of any Shares upon conversion thereof, has been duly and validly authorized by the Board of Directors of the Company. No authorization, approval or consent of any court, governmental authority or agency except for the SEC and AMEX is necessary in connection with the issuance by the Company of the Note or the Shares issued upon conversion thereof.

2.4       The Disclosure Documents are true, correct and complete in all material respects, and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.5       Since the respective dates as of which information was given in the Disclosure Documents, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of the Company, whether or not arising in the ordinary course of business and (ii) there have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material to the Company.

III.	REGISTRATION RIGHTS/ AMEX APPROVAL

3.1       The Company agrees it shall within thirty (30) days following the signing of this Agreement, prepare and file, at its own expense, the Registration Statement.

3.2       The Company agrees it shall within thirty (30) days following the signing of this Agreement, prepare and file, at its own expense an Additional Listing Application with AMEX.

IV.	MISCELLANEOUS

4.1       Any notice, request, advice, consent or other communication given hereunder shall be given in writing and sent by overnight delivery service or registered or certified mail, return receipt requested, and addressed as follows: if to the Company, to it at 550 N. Reo Street, Suite 300, Tampa, FL 33609 United States of America, Attention: Mark Scott, Secretary; and if to the Subscriber, to it at its address indicated below its signature to this Agreement. Notices so given shall be deemed to have been given on the earlier to occur of actual receipt or three business days after the date of such mailing, except for notices of change of address, which shall be deemed to have been given when received.

4.2       This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

4.3       This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

4.4       References herein to a person or entity in either gender include the other gender or no gender, as appropriate.

4.5       This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware.

4.6	This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

IA Global, Inc.

By:	/s/ Alan Margerison
Name:	Alan Margerison
Title:	Chief Executive Officer

June 28 , 2005

Date of Acceptance

of Subscription (Tokyo, Japan)

By:	_______________________

Name:

Title: Investor